Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-154173

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated April 30, 2010.

Pricing Supplement to the Prospectus dated April  6, 2009,

the Prospectus Supplement dated April 6, 2009,

and the Prospectus Supplement No.  255 dated December 11, 2009 — No.

The Goldman Sachs Group, Inc.

Medium-Term Notes, Series D

$

Basket-Linked Notes due

(Linked to a Weighted Basket Consisting of the

MSCI China Index, MSCI Brazil Index, MSCI India Index, MSCI Russia Index,

MSCI Indonesia Index, MSCI Philippines Index and MSCI Turkey Index)

The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (set on the trade date, expected to be between 36 and 39 months after the original issue date, subject to adjustment) is based on the performance of a weighted basket (which we refer to as the basket) of seven equity indices (which we refer to as the basket underliers) as measured from the trade date to the determination date (set on the trade date, expected to be the tenth trading day prior to the stated maturity date, subject to adjustment). The basket underliers will have the following weighting percentages within the basket: the MSCI China Index (17.5%); the MSCI Brazil Index (17.5%); the MSCI India Index (17.5%); the MSCI Russia Index (17.5%); the MSCI Indonesia Index (10%); the MSCI Philippines Index (10%) and the MSCI Turkey Index (10%). If the basket return (defined below) is negative, you could lose your entire investment in the notes.

To determine your payment at maturity, we will first calculate the percentage increase or decrease in the final basket level (which will be the basket closing level on the determination date, subject to adjustment) from the initial basket level of 100, which we refer to as the basket return. The basket return may reflect a positive return (based on any increase in the basket level over the life of the notes) or a negative return (based on any decrease in the basket level over the life of the notes). The basket closing level on the determination date will equal the sum of the following products, as calculated for each of the basket indices: (i) the closing level of the applicable basket underlier on the determination date, times (ii) the weighting multiplier for the applicable basket underlier (set on the trade date).

On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

•	if the final basket level is greater than the initial basket level, the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the basket return; or

•	if the final basket level is equal to or less than the initial basket level, the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the basket return.

The amount you will be paid on your notes on the stated maturity date will not be affected by the level of the basket on any day other than the determination date. You could lose your entire investment in the notes. Any percentage decrease between the initial basket level and the final basket level will reduce the payment you will receive, if any, on the stated maturity date below the face amount of your notes, potentially to $0. In addition, the notes will not pay interest, and no other payments on your notes will be made prior to the stated maturity date.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” on page PS-2 in this pricing supplement and the general terms of the basket-linked notes found in “General Terms of the Non-Principal Protected Underlier-Linked Notes” on page S-45 of the accompanying prospectus supplement no. 255.

        Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or our creditworthiness and other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) will, and the price you may receive for your notes may, be significantly less than the original issue price. The value or quoted price of your notes at any time will reflect many factors and cannot be predicted; however, the price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from the date hereof through May     , 2011. We encourage you to read “Additional Risk Factors Specific to the Non-Principal Protected Underlier-Linked Notes” on page S-33 of the accompanying prospectus supplement no. 255 and “Additional Risk Factors Specific to Your Notes” on page PS-8 of this pricing supplement so that you may better understand those risks.

Original issue date (settlement date):            , 2010

Original issue price:    % of the face amount

Underwriting discount:    % of the face amount

Net proceeds to the issuer:    % of the face amount

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth above.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement. Any representation to the contrary is a criminal offense.

        The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs may use this pricing supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The MSCI indices are the exclusive property of MSCI Inc. (“MSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by The Goldman Sachs Group, Inc. The notes referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any of the notes. No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

Goldman, Sachs & Co.

Pricing Supplement dated    , 2010.

Summary Information

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below. Please note that in this pricing supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated April 6, 2009, as supplemented by the accompanying prospectus supplement, dated April 6, 2009, of The Goldman Sachs Group, Inc., and references to the “accompanying prospectus supplement no. 255” mean the accompanying prospectus supplement no. 255, dated December 11, 2009, of The Goldman Sachs Group, Inc., to the accompanying prospectus.

This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Non-Principal Protected Underlier-Linked Notes” on page S-45 of the accompanying prospectus supplement no. 255. Please note that certain features, as noted below, described in the accompanying prospectus supplement no. 255 are not applicable to the notes. This pricing supplement supersedes any conflicting provisions of the accompanying prospectus supplement no. 255.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Basket:

Basket Underliers	Bloomberg Ticker	Weighting Percentage	Initial Underlier Level (to be set on the trade date)
MSCI China Index	MSEUSCF	17.5%
MSCI Brazil Index	MSEUSBR	17.5%
MSCI India Index	MSEUSIA	17.5%
MSCI Russia Index	MSEUSRUS	17.5%
MSCI Indonesia Index	MSEUSINF	10.0%
MSCI Philippines Index	MSEUSPHF	10.0%
MSCI Turkey Index	MSEUSTK	10.0%

Specified currency: U.S. dollars (“$”)

Terms to be specified in accordance with the accompanying prospectus supplement no. 255:

•	type of notes: notes linked to a basket of underliers

•	exchange rates: not applicable

•	buffer level: not applicable

•	cap level: not applicable

•	averaging dates: not applicable

•	interest: not applicable

•	redemption right or price dependent redemption right: not applicable

Face amount: each note will have a face amount of $1,000; $            in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement but prior to the settlement date

Payment amount: on the stated maturity date we will pay you, for each $1,000 face amount of your notes, an amount in cash equal to the cash settlement amount

Cash settlement amount:

•

if the final basket level is greater than the initial basket level, the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the upside participation rate times (iii) the basket return,

•	if the final basket level is equal to or less than the initial basket level, the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the basket return;

Initial basket level: 100

Final basket level: the basket closing level on the determination date, except in the limited circumstances described under “General Terms of the Non-Principal Protected Underlier-Linked Notes — Payment of Principal on Stated Maturity Date — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-52 of the accompanying prospectus supplement no. 255 and subject to adjustment as provided under “General Terms of the Non-Principal Protected Underlier-Linked Notes — Payment of Principal on Stated Maturity Date — Discontinuance or Modification of an Underlier” on page S-53 of the accompanying prospectus supplement no. 255

Basket return: the quotient of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage

Weighting percentage: 17.5% with respect to the MSCI China Index; 17.5% with respect to the MSCI Brazil Index; 17.5% with respect to the MSCI India Index; 17.5% with respect to the MSCI Russia Index; 10% with respect to the MSCI Indonesia Index; 10% with respect to the MSCI Philippines Index; and 10% with respect to the MSCI Turkey Index

Weighting multiplier (to be set on the trade date):    , with respect to the MSCI China Index;    , with respect to the MSCI Brazil Index;    , with respect to the MSCI India Index;    , with respect to the MSCI Russia Index    , with respect to the MSCI Indonesia Index; with respect to the MSCI Philippines Index; and    , with respect to the MSCI Turkey Index; expected to be calculated as described under “General Terms of the Non-Principal Protected Underlier-Linked Notes — Payment of Principal on Stated Maturity Date — Cash Settlement Amount for Notes With Buffer Level — Notes Linked to a Basket of Underliers” on page S-47 of the accompanying prospectus supplement no. 255

Initial underlier level (to be set on the trade date): with respect to each basket underlier, as set forth in the table above

Basket closing level: for any given trading day, the sum of the products, as calculated for each basket underlier, of the closing level for each basket underlier on such trading day multiplied by the weighting multiplier for such basket underlier

Upside Participation rate: 100%

Trade date:

Original issue date (settlement date): expected to be the tenth scheduled business day following the trade date

Stated maturity date (to be set on the trade date): a specified date that is expected to be between 36 and 39 months after the original issue date, subject to adjustment as described under “General Terms of the Non-Principal Protected Underlier-Linked Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-50 of the accompanying prospectus supplement no. 255

Determination date (to be set on the trade date): a specified date that is expected to be the tenth scheduled trading day prior to the originally scheduled stated maturity date, subject to adjustment as described under “General Terms of the Non-Principal Protected Underlier-Linked Notes — Payment of Principal on Stated Maturity Date — Determination Date” on page S-50 of the accompanying prospectus supplement no. 255

No interest: the offered notes will not bear interest

No listing: the offered notes will not be listed on any securities exchange or interdealer quotation system

No redemption: the offered notes will not be subject to redemption right or price dependent redemption right

Closing level: as described under “General Terms of the Non-Principal Protected Underlier-Linked Notes — Special Calculation Provisions — Closing Level” on page S-56 of the accompanying prospectus supplement no. 255

Business day: as described under “General Terms of the Non-Principal Protected Underlier-Linked Notes — Special Calculation Provisions — Business Day” on page S-56 of the accompanying prospectus supplement no. 255

Trading day: as described under “General Terms of the Non-Principal Protected Underlier-Linked Notes — Special Calculation Provisions — Trading Day” on page S-56 of the accompanying prospectus supplement no. 255

Use of proceeds and hedging: as described under “Use of Proceeds and Hedging” on page S-61 of the accompanying prospectus supplement no. 255

Supplemental discussion of federal income tax consequences: you will be obligated pursuant to the terms of the notes — in the absence of an administrative determination or judicial ruling to the contrary — to characterize each note for all tax purposes as a pre-paid forward contract in respect of the basket, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-63 of the accompanying prospectus supplement no. 255

ERISA: as described under “Employee Retirement Income Security Act” on page S-69 of the accompanying prospectus supplement no. 255

Supplemental plan of distribution: as described under “Supplemental Plan of Distribution” on page S-70 of the accompanying prospectus supplement no. 255; The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $            ;

we expect to deliver the notes against payment therefor in New York, New York on            , 2010, which is expected to be the tenth scheduled business day following the date of this pricing supplement and of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes are initially expected to settle in ten business days (T + 10), to specify alternative settlement arrangements to prevent a failed settlement.

Calculation agent: Goldman, Sachs & Co.

CUSIP no.:

ISIN no.:

Conflicts of interest: Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. Goldman, Sachs & Co. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. In addition, the notes are not guaranteed under the FDIC’s Temporary Liquidity Guarantee Program

Hypothetical Examples

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical final basket levels on the determination date could have on the payment amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final basket levels that are entirely hypothetical; no one can predict what the basket closing level will be on any day throughout the life of your notes, and no one can predict what the final basket level will be on the determination date. The basket underliers have been highly volatile in the past — meaning that the basket underlier levels have changed considerably in relatively short periods — and their performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates and the volatility of the basket underliers. In addition, assuming no changes in market conditions or our creditworthiness and any other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) will, and the price you may receive for your notes may, be significantly less than the issue price. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to the Non-Principal Protected Underlier-Linked Notes — Assuming No Changes in Market Conditions or any Other Relevant Factors, the Market Value of Your Notes on the Date of Any Applicable Pricing Supplement (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Will, and the Price You May Receive for Your Notes May, Be Significantly Less Than the Issue Price” on page S-33 of the accompanying prospectus supplement no. 255 and “Additional Risk Factors Specific to Your Notes — Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Market Value of Your Notes on the Trade Date (as Determined By Reference to Pricing Models Used by Goldman, Sachs & Co.) Will, and the Price You May Receive for Your Notes May, Be Significantly Less Than the Issue Price” on page PS-8 of this pricing supplement. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions

Face amount	$1,000

Upside Participation rate	100.00%

Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date

No change in or affecting any of the underlier stocks or the method by which the underlier sponsor calculates the underlier

Notes purchased on original issue date and held to the stated maturity date

Moreover, we have not yet set the initial underlier levels with respect to each basket underlier that will serve as the baseline for determining the basket return and the amount that we will pay on your notes, if any, at maturity. We will not do so until the trade date. As a result, the actual initial underlier levels with respect to each basket underlier may differ substantially from such underlier levels prior to the trade date.

For these reasons, the actual performance of the basket over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical levels of the basket underliers and the basket shown elsewhere in this pricing supplement. For information about the historical levels of the basket underliers and the historical basket levels during recent periods, see “The Basket Underliers — Historical High, Low and Closing Levels of the Basket Underliers and Historical Basket Closing Levels” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the basket underliers between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on a direct investment in the basket underlier stocks.

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-hundredth of a percent). Thus, a hypothetical payment amount of 100.00% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.00% of the face amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Payment Amount (as Percentage of Face Amount)
150.00%	150.00%
140.00%	140.00%
130.00%	130.00%
120.00%	120.00%
110.00%	110.00%
105.00%	105.00%
100.00%	100.00%
90.00%	90.00%
80.00%	80.00%
70.00%	70.00%
60.00%	60.00%
50.00%	50.00%
25.00%	25.00%
0.00%	0.00%

If, for example, the final basket level were determined to be 25.00% of the initial basket level, the payment amount that we would deliver on your notes at maturity would be 25.00% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held them to the stated maturity date, you would lose approximately 75.00% of your investment. In addition, if the final basket level were determined to be 150.00% of the initial basket level, the payment amount that we would deliver on your notes at maturity would be 150.00% of the face amount of your notes, as shown in the table above.

The payment amounts shown above are entirely hypothetical; they are based on market prices for the basket underlier stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payment amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. Please read “Additional Risk Factors Specific to the Non-Principal Protected Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many

Unpredictable Factors” on page S-37 of the accompanying prospectus supplement no. 255.

We cannot predict the actual final basket level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the basket underlier levels and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual initial underlier levels we will set on the trade date and the actual final basket level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table above.

Additional Risk Factors Specific to Your Notes

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated April 6, 2009, and “Additional Risk Factors Specific to the Non-Principal Protected Underlier-Linked Notes” in the accompanying prospectus supplement no. 255. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the basket underlier stocks, i.e., the stocks comprising the basket underliers to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Market Value of Your Notes on the Trade Date (As Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Will, and the Price You May Receive for Your Notes May, Be Significantly Less Than the Issue Price

The price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from the date hereof through May     , 2011. After May     , 2011, the price at which Goldman, Sachs & Co. would buy or sell notes will reflect the value determined by reference to the pricing models, plus our customary bid and asked spread.

In addition to the factors discussed above, the value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including a deterioration in our creditworthiness or perceived creditworthiness whether measured by our credit ratings or other credit measures. These changes may adversely affect the market price of your notes, including the price you may receive for your notes in any market making transaction. In addition, even if our creditworthiness does not decline, the value of your notes on the trade date is expected to be significantly less than the original issue price taking into account our credit spreads on that date. The quoted price (and the value of your notes that Goldman, Sachs & Co. will use for account statements or otherwise) could be higher or lower than the original issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read “Additional Risk Factors Specific to the Non-Principal Protected Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-37 of the accompanying prospectus supplement

no. 255.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Non-Principal Protected Underlier-Linked Notes — Your Notes May Not Have an Active Trading Market” on page S-37 of the accompanying prospectus supplement no. 255.

You May Lose Your Entire Investment in the Notes

You can lose all or substantially all of your investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of the basket as measured from the initial basket level to the final basket level on the determination date. If the final basket level for your notes is less than the initial basket level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of the basket return multiplied by $1,000. Thus, you may lose your entire investment in the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Lower Performance of One Basket Underlier May Offset an Increase in the Other Underliers in the Basket

The basket underliers are not equally weighted, and declines in the level of one basket underlier may offset increases in the levels of the other underliers in the basket. As a result, any return on the basket — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity.

Your Notes Will Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the amount payable for each of your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

Your Notes Are Linked to a Basket of Underliers Which Have Components Listed or Located Outside the United States; Your Investment in the Offered Notes Will Be Subject to Risks Associated with Foreign Securities Markets

Your notes are linked to a basket of underliers which have components that have their primary listing on an exchange located outside the U.S. or may include stocks issued by foreign companies. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. Such foreign securities markets may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The countries whose markets are represented by the basket are China, Brazil, India, Russia, Indonesia, the Philippines and Turkey, all considered to be countries with emerging markets. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. It will also likely be more costly and difficult for the index sponsor to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the stocks included in the index.

The Basket Underliers Are Subject to Currency Exchange Risk.

Because the closing prices of the component securities of the basket underliers are converted into U.S. dollars for purposes of calculating the value of the basket underliers, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the component securities trade. Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the component securities in the basket underliers denominated in each such currency. The devaluation of the U.S. dollar against the currencies in which the component securities trade will result in an increase in the value of the basket underliers. Conversely, if the U.S. dollar strengthens against such currencies, the value of the basket underliers will be adversely affected and may reduce or eliminate any return on your investment. Fluctuations in currency exchange rates can have a continuing impact on the value of the basket underliers, and any negative currency impact on the basket underliers may significantly decrease the value of the notes. The return on an index composed of the component securities where the closing price is not converted into U.S. dollars can be significantly different from the return on the basket underliers, which is converted into U.S. dollars.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement but prior to the settlement date. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.

Your Notes May Be Subject to an Adverse Change in Tax Treatment in the Future

The Internal Revenue Service announced on December 7, 2007 that it is considering the proper Federal income tax treatment of an instrument such as your notes that are currently characterized as prepaid forward contracts, which could adversely affect the tax treatment and the value of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-US investors to withholding tax. Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired such notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page S-63 of the accompanying prospectus supplement no. 255. You should consult your own tax adviser about this matter. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-63 of the accompanying prospectus supplement no. 255 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

THE BASKET AND THE BASKET UNDERLIERS

The Basket

The basket is comprised of seven equity indices with the following weighting percentages within the basket: the MSCI China Index (17.5%), MSCI Brazil Index (17.5%), MSCI India Index (17.5%), MSCI Russia Index (17.5%), MSCI Indonesia Index (10.0%), MSCI Philippines Index (10.0%) and MSCI Turkey Index (10.0%).

The Basket Underliers

The MSCI China Index, MSCI Brazil Index, MSCI India Index, MSCI Russia Index, MSCI Indonesia Index, MSCI Philippines Index and MSCI Turkey Index (which we refer to collectively as the “MSCI Indices”), are stock indices calculated, published and disseminated daily by MSCI Inc., which we refer to as “MSCI”, through numerous data vendors, on the MSCI website and at the end of each trading day on Bloomberg Financial Markets and Reuters Limited.

The MSCI China Index, MSCI Brazil Index, MSCI India Index, MSCI Russia Index, MSCI Indonesia Index, MSCI Philippines Index and MSCI Turkey Index are each part of the MSCI Global Investable Market Indices, the methodology of which is described below. Additional information about the MSCI Global Investable Market Indices is available on the following website: http://www.mscibarra.com/products/indices/GIMI.html. Daily closing price information for the MSCI Indices is available on the following website: http://www.mscibarra.com/products/indices/international_equity_indices/performance.html. We are not incorporating by reference these websites or any material they include in this pricing supplement.

MSCI China Index. The MSCI China Index is designed to measure the market performance of equity securities in China. The constituent stocks of the MSCI China Index are selected from an eligible index universe that includes companies incorporated in the People’s Republic of China (“PRC”) and listed in the form of B shares on the Shanghai Stock Exchange or Shenzhen Stock Exchange, or H shares on the Hong Kong Stock Exchange. In addition, the MSCI China Index universe also includes companies not incorporated in the PRC but listed on the Hong Kong Stock Exchange provided that they meet the following guidelines:

Red-Chip: the company is (directly or indirectly) controlled by organizations or enterprises that are owned by the state, provinces, or municipalities of the PRC; or

P-Chip: the company satisfies at least two of the following conditions:

•	The company is controlled by PRC individuals;

•	The company derives more than 80% of its revenue from PRC China; and

•	The company allocates more than 60% of its assets in PRC China.

The MSCI China Index universe excludes companies which satisfy the above conditions but derive more than 80% of their revenues and profits from the Hong Kong Special Administrative Region. Those companies will be included in the MSCI Hong Kong universe.

MSCI Brazil Index. The MSCI Brazil Index is designed to measure the market performance of equity securities in Brazil. The constituent stocks of the MSCI Brazil Index are selected from an eligible index universe that includes companies listed on the Traditional, Level 1, Level 2 or the Novo Mercado market segments of the Bolsa de Valores de Sao Paulo. Additional information about the market segments of the Bolsa de Valores de Sao Paulo is available on the following website:

http://www.bmfbovespa.com.br/en-us/markets/equities/companies/corporate-governance.aspx?Idioma=en-us.

MSCI India Index. The MSCI India Index is designed to measure the market performance of equity securities in India. The constituent stocks of the MSCI India Index are selected from an eligible index universe that includes companies listed on the National Stock Exchange and the Mumbai Stock Exchange.

MSCI Russia Index. The MSCI Russia Index is designed to measure the market performance of equity securities in Russia. The constituent stocks of the MSCI Russia Index are selected from an eligible index universe that includes companies incorporated in Russia with a listing in any of the MICEX Stock Exchange in Russia, the London Stock Exchange, the New York Stock Exchange, NASDAQ or American Stock Exchange. Companies with incorporation outside of Russia may also be included in the Russia universe if they have a listing on the MICEX Stock Exchange in Russia.

MSCI Indonesia Index. The MSCI Indonesia Index is designed to measure the market performance of equity securities in Indonesia. The constituent stocks of the MSCI Indonesia Index are selected from an eligible index universe that includes companies listed on the Development Board of the Jakarta Stock Exchange Main Board.

MSCI Philippines Index. The MSCI Philippines Index is designed to measure the market performance of equity securities in the Philippines. The constituent stocks of the MSCI Philippines Index are selected from an eligible index universe that includes companies listed on the Main Board of the Philippine Stock Exchange.

MSCI Turkey Index. The MSCI Turkey Index is designed to measure the market performance of equity securities in Turkey. The constituent stocks of the MSCI Turkey Index are selected from an eligible index universe that includes companies listed on the National Market, Second National Market and New Economy Market segments of the Istanbul Stock Exchange. Additional information about the market segments of the Istanbul Stock Exchange is available on the following website: http://www.ise.org/Markets/StockMarket.aspx.

Constituents of the Basket and the MSCI Indices. The top ten constituent stocks of the basket as of April 28, 2010, by weight, are: Gazprom OAO (4.543%), Lukoil OAO-CLS (2.202%), Reliance Industries Ltd (2.045%), Petrobras — Petroleo Bras — PR (1.950%), Sberbank (1.932%), Turkiye Garanti Bankasi (1.909%), Infosys Technologies Ltd (1.894%), Vale SA — Pref A (1.868%), China Mobile Ltd (1.845%) and Philippine Long Distance Tel (1.780%).

MSCI China Index. The top ten constituent stocks of the MSCI China Index as of April 28, 2010, by weight, are: China Mobile Ltd (10.542%), China Construction Bank (6.273%), China Life Insurance Co. (5.987%), Industrial and Commercial Bank of China (5.864%), CNOOC Ltd (5.414%), Bank of China Ltd (5.131%), Petrochina Co. Ltd (4.257%), Tencent Holdings Ltd (3.244%), China Shenhua Energy Co. (2.453%) and China Petroleum & Chemical (2.243%).

MSCI Brazil Index. The top ten constituent stocks of the MSCI Brazil Index as of April 28, 2010, by weight, are: Petrobras — Petroleo Bras — PR (11.143%), Vale SA — Pref A (10.677%), Petrobras — Petroleo Bras (9.088%), Itau Unibanco Holding SA (8.338%), Vale SA (7.544%), Banco Bradesco SA — Pref (5.780%), Itausa — Investimentos Itau — PR (2.949%), Cia De Bebidas Das Ame — Pref (2.700%), Cia Siderurgica Nacional SA (2.659%) and OGX Petroleo E Gas Participa (2.395%).

MSCI India Index. The top ten constituent stocks of the MSCI India Index as of April 28, 2010, by weight, are: Reliance Industries Ltd (11.687%), Infosys Technologies Ltd (10.821%), ICICI Bank Ltd (6.266%), Housing Development Finance (5.180%), HDFC Bank Ltd (4.787%), Tata Consultancy Services Ltd (3.162%), Larsen & Toubro Ltd (2.841%), Sterlite Industries India Lt (2.688%), ITC Ltd (2.592%) and Bharat Heavy Electricals (2.537%).

MSCI Russia Index. The top ten constituent stocks of the MSCI Russia Index as of April 28, 2010, by weight, are: Gazprom OAO (25.959%), Lukoil OAO — CLS (12.580%), Sberbank (11.038%), MMC Norilsk Nickel (7.517%), Mobile Telesystems — SP ADR (5.280%), Rosneft Oil Company (4.906%), Tatneft — CLS (3.287%), Surgutneftegaz (3.264%), Novatek OAO — Spons GDR Reg S (3.257%) and Rushydro (2.795%).

MSCI Indonesia Index. The top ten constituent stocks of the MSCI Indonesia Index as of April 28, 2010, by weight, are: Astra International TBK PT (14.881%), Telekomunikasi TBK PT (12.445%), Bank Central Asia PT (10.843%), Bank Rakyat Indonesia (7.672%), Perusahaan Gas Negara PT (7.130%), Bumi Resources TBK PT (6.553%), Bank Midiri TBK (6.215%), United Tractors TBK PT (4.724%), Indocement Tunggal (3.541%) and Unilever Indonesia TBK PT (3.399%).

MSCI Philippines Index. The top ten constituent stocks of the MSCI Philippines Index as of April 28, 2010, by weight, are: Philippine Long Distance Tel (17.797%), Manila Electric Company (11.964%), SM Investments Corp. (11.104%), Ayala Land Inc. (10.934%), Ayala Corporation (9.167%), Bank of Philippine Islands (9.162%), SM Prime Holdings Inc (6.286%),

Energy Development Corp (6.173%), Globe Telecom Inc. (4.820%) and Banco De Oro Unibank Inc. (4.629%).

MSCI Turkey Index. The top ten constituent stocks of the MSCI Turkey Index as of April 28, 2010, by weight, are: Turkiye Garanti Bankasi (19.086%), Turkiye Is Bankasi - C (10.282%), Akbank T.A.S (9.345%), Turkcell Iletisim Hizmet AS (9.315%), Tupras – Turkiye Petrol Rafine (5.249%), Haci Omer Sabanci Holding (5.211%), Yapi Ve Kredi Bankasi (4.786%), Anadolu Efes Biracilik Ve (4.770%), Turkiye Halk Bankasi (4.760%) and Bim Birlesik Magazalar AS (4.008%).

Index Stock Weighting by Sector of the MSCI Indices. The MSCI China, MSCI Brazil, MSCI India, MSCI Russia, MSCI Indonesia, MSCI Philippines and MSCI Turkey Indices are comprised of constituent stocks that fall into the industry sectors indicated below, which represent the corresponding weights indicated in the relevant index. Please note that the information indicated below is provided by MSCI Barra and that the sector weight percentages may not sum to 100% due to rounding. Also note that the sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

The MSCI China Index

Index Stock Weighting by Sector

as of April 28, 2010

Sector:	Percentage (%)*
Energy	17.72
Materials	5.40
Industrials	8.13
Consumer Discretionary	4.78
Consumer Staples	5.58
Health Care	0.72
Financials	36.18
Information Technology	6.34
Telecommunication Services	13.11
Utilities	2.04

The MSCI Brazil Index

Index Stock Weighting by Sector

as of April 28, 2010

Sector:	Percentage (%)*
Energy	23.29
Materials	29.40
Industrials	3.07
Consumer Discretionary	4.13
Consumer Staples	7.68
Financials	22.34
Information Technology	2.18
Telecommunication Services	2.53
Utilities	5.39

The MSCI India Index

Index Stock Weighting by Sector

as of April 28, 2010

Sector:	Percentage (%)*
Energy	15.15
Materials	12.80
Industrials	9.62
Consumer Discretionary	4.71
Consumer Staples	5.30
Health Care	3.49
Financials	24.93
Information Technology	16.72
Telecommunication Services	1.24
Utilities	6.05

The MSCI Russia Index

Index Stock Weighting by Sector

as of April 28, 2010

Sector:	Percentage (%)*
Energy	56.44
Materials	15.58
Consumer Staples	0.74
Health Care	1.00
Financials	13.90
Telecommunication Services	7.01
Utilities	5.33

The MSCI Indonesia Index

Index Stock Weighting by Sector

as of April 28, 2010

Sector:	Percentage (%)*
Energy	13.97
Materials	8.29
Industrials	4.72
Consumer Discretionary	14.88
Consumer Staples	7.51
Financials	29.76
Telecommunication Services	13.73
Utilities	7.13

The MSCI Philippines Index

Index Stock Weighting by Sector

as of April 28, 2010

Sector:	Percentage (%)*
Industrials	11.10
Consumer Discretionary	3.52
Financials	44.63
Telecommunication Services	22.62
Utilities	18.14

The MSCI Turkey Index

Index Stock Weighting by Sector

as of April 28, 2010

Sector:	Percentage (%)*
Energy	5.25
Materials	2.40
Industrials	8.98
Consumer Discretionary	.97
Consumer Staples	9.95
Financials	59.47
Telecommunication Services	12.98

*	Information provided by MSCI Barra. Percentages may not sum to 100% due to rounding.

Index Calculation. The performance of the MSCI China, MSCI Brazil, MSCI India, MSCI Russia, MSCI Indonesia, MSCI Philippines and MSCI Turkey Indices is a free float weighted average of the U.S. dollar values of their component securities.

Prices used to calculate the component securities are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange or exchanges in each market. In the event of a market disruption resulting in any component security price to be unavailable, MSCI will generally use the last reported price for such component security for the purpose of performance calculation. Closing prices are converted into U.S. dollars, as applicable, using the closing exchange rates calculated by WM/Reuters at 4:00 P.M. London Time. The MSCI China Index was launched on December 31, 1992 at an initial value of 100. The MSCI Brazil Index was launched on December 31, 1987 at an initial value of 100. The MSCI India Index was launched on December 31, 1992 at an initial value of 100. The MSCI Russia Index was launched on December 30, 1994 at an initial value of 100. The MSCI Indonesia Index was launched on December 31, 1987 at an initial value of 100. The MSCI Philippines Index was launched on December 31, 1987 at an initial value of 100. The MSCI Turkey Index was launched on December 31, 1987 at an initial value of 100.

Because the MSCI Indices are not total return indices, any dividend payments on the component securities will not be reflected in the level of each index.

Maintenance of the MSCI Indices. In order to maintain the representativeness of the MSCI Indices, structural changes to each MSCI Index as a whole may be made by adding or deleting component securities. Currently, such changes in the MSCI Indices may generally only be made on four dates throughout the year: after the close of the last business day of each February, May, August and November.

Each country index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each component country index, emphasis is also placed on its continuity, replicability and on minimizing turnover.

MSCI classifies index maintenance in three broad categories. The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the country indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of full country index reviews that systematically re-assess the various dimensions of the equity universe for all countries simultaneously and are conducted on a fixed semi-annual timetable.

Ongoing event-related changes to the country indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, stock bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the country indices at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

MSCI’s quarterly index review process is designed to ensure that the country indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by timely reflecting significant market driven changes that were not captured in each index at the time of their actual occurrence and that should not wait until the semi-annual index review due to their importance. These quarterly index reviews may result in additions and deletions of component securities from a country index and changes in “foreign inclusion factors” and in number of shares. Additions and deletions to component securities may result from: the addition of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; and the addition or deletion of securities as a result of other market events. Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for component securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa, and/or updates to the number of shares outstanding; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the foreign inclusion factor as a result of other events of similar nature. Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks. The results of the quarterly index reviews are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August.

MSCI’s semi-annual index review is designed to systematically reassess the component securities of the index. During each semi-annual index review, the universe of component securities is updated and the global minimum size range for the index is recalculated, which is based on the full market capitalization and the cumulative free float-adjusted market capitalization coverage of each security that is eligible to be included in the index. The following index maintenance activities, among others, are undertaken during each semi-annual index review: the component securities are updated by identifying new equity securities that were not part of the index at the time of the previous quarterly index review; the minimum size requirement for the index is updated and new companies are evaluated relative to the new minimum size requirement; existing component securities that do not meet the minimum liquidity requirements of the index may be removed; and changes in “foreign inclusion factors” are implemented. During a semi-annual index review, component securities may be added or deleted from a country index for a range of reasons, including the reasons discussed with respect to component securities changes during quarterly index reviews as discussed above. The results of the semi-annual index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day of May and November.

Index maintenance also includes monitoring and completing adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs.

Selection of Component Securities and Calculation of and Adjustment for Free Float. The selection of the component securities for each country index is based on the following guidelines:

•	define the universe of listed securities within each country;

•	adjust the total market capitalization for each security for its respective free float available to foreign investors;

•	classify securities into industry groups under the Global Industry Classification Standard (“GICS”); and

•	select securities for inclusion according to MSCI’s index construction rules and guidelines.

To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI will then derive a “foreign inclusion factor” for the company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits. MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s foreign inclusion factor. Typically, securities with a free float adjustment ratio of less than 0.15 will not be eligible for inclusion in MSCI’s indices.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

License Agreement between MSCI and The Goldman Sachs Group, Inc.

The Goldman Sachs Group, Inc. (“Goldman Sachs”) has entered or expects to enter into a non-exclusive license agreement with MSCI, whereby Goldman Sachs, in exchange for a fee, will be permitted to use the MSCI Indices in connection with the offer and sale of non-principal protected underlier-linked notes. We are not affiliated with MSCI and the only relationship between MSCI and Goldman Sachs is the licensing of the use of the MSCI Indices and trademarks relating to the MSCI Indices.

The MSCI indices are the exclusive property of MSCI. MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Goldman Sachs. Non-principal protected underlier-linked notes referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such notes. No purchaser, seller or holder of non-principal protected underlier-linked notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote non-principal protected underlier-linked notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

THE NON-PRINCIPAL PROTECTED UNDERLIER-LINKED NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI INC. OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY GOLDMAN SACHS. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF NON-PRINCIPAL PROTECTED UNDERLIER-LINKED NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN NON-PRINCIPAL PROTECTED UNDERLIER-LINKED NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD

TO NON-PRINCIPAL PROTECTED UNDERLIER-LINKED NOTES OR THE ISSUER OR OWNER OF NON-PRINCIPAL PROTECTED UNDERLIER-LINKED NOTES. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF NON-PRINCIPAL PROTECTED UNDERLIER-LINKED NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF NON-PRINCIPAL PROTECTED UNDERLIER-LINKED NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH NON-PRINCIPAL PROTECTED UNDERLIER-LINKED NOTES ARE REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF NON-PRINCIPAL PROTECTED UNDERLIER-LINKED NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF NON-PRINCIPAL PROTECTED UNDERLIER-LINKED NOTES.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY GOLDMAN SACHS, ITS CUSTOMERS OR COUNTERPARTIES, ISSUERS OF NON-PRINCIPAL PROTECTED UNDERLIER LINKED-NOTES, OWNERS OF NON-PRINCIPAL PROTECTED UNDERLIER-LINKED NOTES OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Historical High, Low and Closing Levels of the Basket Underliers and Historical Basket Closing Levels

The respective closing levels of the basket and the basket underliers have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the basket or the basket underliers during any period shown below is not an indication that the basket or the basket underliers are more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the basket or the basket underliers as an indication of the future performance of the basket or the basket underliers. We cannot give you any assurance that the future performance of the basket, basket underliers or the underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date. In light of the increased volatility currently being experienced by the financial services sector and U.S. and global securities markets and recent market declines, it may be substantially more likely that you could lose a substantial portion of your investment in the notes. During the period from January 1, 2007 through April 28, 2010, there were 20 39-month periods, the first of which began on January 1, 2007 and the last of which ended on April 28, 2010. In 0 of such 20 39-month periods the basket closing level on the final date of such period has fallen below the initial basket level on the initial date of such period. Therefore, during 0% of such 39-month periods, if you had owned notes with terms similar to these notes, you may have received less than the face amount of such notes at maturity. (We calculated these figures using fixed 39-month periods and did not take into account holidays or non-business days.)

Neither we nor any of our affiliates make any representation to you as to the performance of the basket or the basket underliers. The actual performance of the basket and basket underliers over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical levels shown below.

The tables below show the high, low and final closing levels of the basket underliers for each of the four calendar quarters in 2007, 2008 and 2009 and the first two calendar quarters of 2010 (through April 28, 2010), and the graph below shows the historical basket closing levels from January 1, 2007 to April 28, 2010. The tables and graph are for illustrative purposes only. We obtained the closing levels listed in the tables below from Bloomberg Financial Services, without independent verification.

Quarterly High, Low and Closing Levels of the MSCI China Index

	High	Low	Close
2007
Quarter ended March 31	54.055	45.110	50.858
Quarter ended June 30	63.496	50.861	62.541
Quarter ended September 30	88.237	57.027	88.237
Quarter ended December 31	104.063	80.248	84.914
2008
Quarter ended March 31	84.914	57.942	64.797
Quarter ended June 30	76.820	61.173	61.720
Quarter ended September 30	64.989	43.817	45.849
Quarter ended December 31	47.161	27.198	40.810
2009
Quarter ended March 31	44.632	34.720	41.349
Quarter ended June 30	56.608	41.397	55.136
Quarter ended September 30	62.574	51.965	59.171
Quarter ended December 31	67.185	57.897	64.808
2010
Quarter ended March 31	66.981	57.360	63.783
Quarter ending June 30 (through April 28, 2010)	67.038	62.650	62.650

Quarterly High, Low and Closing Levels of the MSCI Brazil Index

	High	Low	Close
2007
Quarter ended March 31	2328.445	2005.514	2325.915
Quarter ended June 30	2921.589	2308.916	2857.333
Quarter ended September 30	3474.812	2354.328	3430.595
Quarter ended December 31	3973.603	3433.045	3867.159
2008
Quarter ended March 31	4158.122	3039.048	3648.336
Quarter ended June 30	4727.641	3733.34	4292.501
Quarter ended September 30	4160.881	2476.333	2652.081
Quarter ended December 31	2639.769	1286.538	1638.168
2009
Quarter ended March 31	1971.733	1539.993	1833.387
Quarter ended June 30	2760.478	1883.204	2552.278
Quarter ended September 30	3232.551	2358.889	3232.551
Quarter ended December 31	3729.435	3195.03	3624.512
2010
Quarter ended March 31	3763.421	3085.147	3606.030
Quarter ending June 30 (through April 28, 2010)	3726.277	3458.071	3458.071

Quarterly High, Low and Closing Levels of the MSCI India Index

	High	Low	Close
2007
Quarter ended March 31	417.037	346.967	376.394
Quarter ended June 30	453.201	358.397	453.119
Quarter ended September 30	543.084	423.663	543.084
Quarter ended December 31	668.886	547.238	668.886
2008
Quarter ended March 31	694.160	457.416	487.947
Quarter ended June 30	549.152	390.262	390.262
Quarter ended September 30	453.102	327.692	334.037
Quarter ended December 31	340.350	198.122	233.649
2009
Quarter ended March 31	253.020	187.058	229.821
Quarter ended June 30	396.610	234.801	366.172
Quarter ended September 30	435.857	331.243	435.857
Quarter ended December 31	468.478	399.409	468.478
2010
Quarter ended March 31	494.666	423.459	490.844
Quarter ending June 30 (through April 28, 2010)	509.086	489.274	489.945

Quarterly High, Low and Closing Levels of the MSCI Russia Index
	High	Low	Close

2007
Quarter ended March 31	54.055	45.110	50.858
Quarter ended June 30	63.496	50.861	62.541
Quarter ended September 30	88.237	57.027	88.237
Quarter ended December 31	104.063	80.248	84.914
2008
Quarter ended March 31	84.914	57.942	64.797
Quarter ended June 30	76.820	61.173	61.720
Quarter ended September 30	64.989	43.817	45.849
Quarter ended December 31	47.161	27.198	40.810
2009
Quarter ended March 31	44.632	34.720	41.349
Quarter ended June 30	56.608	41.397	55.136
Quarter ended September 30	62.574	51.965	59.171
Quarter ended December 31	67.185	57.897	64.808
2010
Quarter ended March 31	872.938	754.257	848.846
Quarter ending June 30 (through April 28, 2010)	909.208	838.059	838.059

Quarterly High, Low and Closing Levels of the MSCI Indonesia Index
	High	Low	Close
2007
Quarter ended March 31	458.532	399.047	439.978
Quarter ended June 30	514.751	445.146	503.522
Quarter ended September 30	581.518	443.057	576.880
Quarter ended December 31	712.571	593.416	677.577
2008
Quarter ended March 31	736.982	545.009	633.838
Quarter ended June 30	658.045	554.077	597.370
Quarter ended September 30	610.699	403.028	436.170
Quarter ended December 31	436.170	204.565	287.487
2009
Quarter ended March 31	307.844	233.634	290.381
Quarter ended June 30	480.050	295.373	444.057
Quarter ended September 30	609.680	451.051	606.108
Quarter ended December 31	641.544	572.243	634.636
2010
Quarter ended March 31	711.558	602.127	697.961
Quarter ending June 30 (through April 28, 2010)	739.484	708.516	719.188

Quarterly High, Low and Closing Levels of the MSCI Philippines Index
	High	Low	Close

2007
Quarter ended March 31	305.267	258.744	284.659
Quarter ended June 30	353.754	287.187	342.682
Quarter ended September 30	364.111	266.602	338.416
Quarter ended December 31	377.252	338.746	363.350
2008
Quarter ended March 31	364.014	276.074	296.170
Quarter ended June 30	304.730	221.673	221.673
Quarter ended September 30	258.648	206.088	226.072
Quarter ended December 31	230.769	145.782	167.887
2009
Quarter ended March 31	184.131	155.560	174.920
Quarter ended June 30	231.376	173.506	215.804
Quarter ended September 30	261.444	216.232	246.136
Quarter ended December 31	272.316	246.645	269.025
2010
Quarter ended March 31	282.065	241.407	278.524
Quarter ending June 30 (through April 28, 2010)	294.418	278.272	288.879

Quarterly High, Low and Closing Levels of the MSCI Turkey Index

	High	Low	Close
2007
Quarter ended March 31	54.055	45.110	50.858
Quarter ended June 30	63.496	50.861	62.541
Quarter ended September 30	88.237	57.027	88.237
Quarter ended December 31	104.063	80.248	84.914
2008
Quarter ended March 31	84.914	57.942	64.797
Quarter ended June 30	76.820	61.173	61.720
Quarter ended September 30	64.989	43.817	45.849
Quarter ended December 31	47.161	27.198	40.810
2009
Quarter ended March 31	44.632	34.720	41.349
Quarter ended June 30	56.608	41.397	55.136
Quarter ended September 30	62.574	51.965	59.171
Quarter ended December 31	67.185	57.897	64.808
2010
Quarter ended March 31	559.566	460.773	548.191
Quarter ending June 30 (through April 28, 2010)	594.668	560.923	569.574

Historical Basket Levels

The following graph is based on the basket closing level for the period from January 1, 2007 through April 28, 2010 assuming that the basket closing level was 100 on January 1, 2007. We derived the basket closing levels based on the method to calculate the basket closing level as described in this pricing supplement and on actual closing levels of the relevant indices on the relevant date. The basket closing level has been normalized such that its hypothetical level on January 1, 2007 was 100. As noted in this pricing supplement, the initial basket level will be set at 100 on the trade date. The basket closing level can increase or decrease due to changes in the levels of the basket underliers.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this pricing supplement. You must not rely on any unauthorized information or representations. This pricing supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement is current only as of its date.

Pricing Supplement

Page
Summary Information	PS-2
Conflicts of Interest	PS-4
Hypothetical Examples	PS-5
Additional Risk Factors Specific to Your Notes	PS-8
The Basket and the Basket Underliers	PS-11

Prospectus Supplement No. 255 dated December 11, 2009

Summary Information	S-3
Hypothetical Returns on the Non-Principal Protected Underlier-Linked Notes	S-13
Additional Risk Factors Specific to the Non-Principal Protected Underlier-Linked Notes	S-33
General Terms of the Non-Principal Protected Underlier-Linked Notes	S-45
Use of Proceeds and Hedging	S-61
Supplemental Discussion of Federal Income Tax Consequences	S-63
Employee Retirement Income Security Act	S-69
Supplemental Plan of Distribution	S-70
The Underliers	A-1
S&P 500® Index	A-1
MSCI Indices	A-5
Hang Seng China Enterprises Index	A-9
Russell 2000® Index	A-12
FTSE® 100 Index	A-17
Dow Jones Euro STOXX 50® Index	A-20
TOPIX® Index	A-24

Prospectus Supplement dated April 6, 2009

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-24
Employee Retirement Income Security Act	S-25
Supplemental Plan of Distribution	S-26
Validity of the Notes	S-27

Prospectus dated April 6, 2009

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	49
Description of Units We May Offer	54
Description of Preferred Stock We May Offer	59
The Issuer Trusts	66
Description of Capital Securities and Related Instruments	68
Description of Capital Stock of The Goldman Sachs Group, Inc	91
Legal Ownership and Book-Entry Issuance	96
Considerations Relating to Securities Issued in Bearer Form	102
Considerations Relating to Indexed Securities	106
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	109
Considerations Relating to Capital Securities	112
United States Taxation	116
Plan of Distribution	140
Employee Retirement Income Security Act	143
Validity of the Securities	144
Experts	144
Cautionary Statement Pursuant to the Private Litigation Reform Act of 1995	144

$

The Goldman Sachs Group, Inc.

Basket-Linked Notes due

(Linked to a Weighted Basket Consisting of the

MSCI China Index, MSCI Brazil Index, MSCI India

Index, MSCI Russia Index, MSCI Indonesia Index,

MSCI Philippines Index and MSCI Turkey Index)

Medium-Term Notes, Series D

Goldman, Sachs & Co.